Exhibit 99.1

Trans World Corporation Appoints Patrick J. Bennett to Board of Directors

NEW YORK--(BUSINESS WIRE)--February 6, 2013--Trans World Corporation (OTC: TWOC) (“TWC” or the “Company”), a premier owner and operator of casinos and a hotel in Europe, today announced that Patrick J. Bennett, Sr., has joined the Company’s Board of Directors as an Independent Director effective immediately.

Mr. Bennett’s background includes more than 25 years experience in business development, primarily within the telecommunications industry, including several executive leadership positions for both national and international corporations. Mr. Bennett brings to Trans World an extensive background in business, as well as in technology and communications which the Company believes will be applicable to its future development given the continuous technological advancements within the industry.

Mr. Bennett is the Founder and President of CEO Strategies Group, a private consulting firm focused on providing business development strategies for executive management teams of public- and privately-held companies. Mr. Bennett previously served as President and Chief Executive Officer of Covad Communications, an American provider of broadband voice and data communications, where he was responsible for developing long-term business strategies to reach and maintain profitability.

Rami S. Ramadan, Chief Executive Officer of TWC stated, "We are extremely pleased to welcome Pat to the Company’s Board. We are confident that his background in executive-level management consulting, combined with his experience in dealing with financial markets, will prove to be an invaluable resource for the Company. We look forward to working with him in the years ahead.”

About Trans World Corporation

Trans World Corporation, founded in 1993, is a publicly traded, US corporation with all of its gaming and hotel operations in Europe. Additional information about TWC and its Czech subsidiaries, American Chance Casinos and Hotel Savannah, can be found at www.transwc.com, www.american-chance-casinos.com and www.hotel-savannah.com.

The press release herein contains certain forward-looking statements and data. For this purpose, any statements and data contained herein that are not historical fact may be deemed to be forward-looking data. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipates,” “estimates,” or “continue” or comparable terminology or the negative thereof are intended to identify certain forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, both known and unknown, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements or data whether as a result of new information, future events or otherwise.

CONTACT:
Trans World Corporation
www.transwc.com
Jill Yarussi, Manager of Communications
JYarussi@transwc.com
212-983-3355
or
Investor Relations Counsel:
The Equity Group Inc.
www.theequitygroup.com
Adam Prior, Vice President
APrior@equityny.com
212-836-9606
or
Terry Downs, Account Executive
Tdowns@equityny.com
212-836-9615